Registration No. 333-204156

Registration No. 333-181547

Registration No. 333-152756

Registration No. 333-126601

Registration No. 333-105718

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

REGISTRATion STATEMENT Under THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-204156

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-181547

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-152756

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-126601

Post-Effective Amendment No. 1 on Form S-8 Registration Statement No. 333-105718

_________________

KNIGHT TRANSPORTATION, INC.

(Exact name of registrant as specified in its charter)

Arizona (State or other jurisdiction of incorporation or organization)	86-069974 (I.R.S. Employer Identification No.)
2002 North 19th Avenue Phoenix, Arizona (Address of Principal Executive Offices)	85027 (Zip Code)

Amended and Restated 2015 Omnibus Incentive Plan

2012 Equity Compensation Plan

Amended and Restated 2003 Knight Transportation, Inc. Stock Option Plan

(Full title of the plan)

David A. Jackson

President and Chief Executive Officer

Knight Transportation, Inc.

20002 North 19th Avenue

Phoenix, Arizona 85027

(Name and address of agent for service)

(602) 269-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

On September 8, 2017 (the “Closing Date”), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of April 9, 2017 (the “Merger Agreement”), by and among Knight-Swift Transportation Holdings Inc. (f/k/a Swift Transportation Company) (the “Company”), Bishop Merger Sub, Inc., a direct wholly owned subsidiary of the Company (“Merger Sub”), and Knight Transportation, Inc. (the “Registrant”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a direct wholly owned subsidiary of the Company (the “Merger”). The Merger became effective on September 8, 2017.

The Registrant is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), previously filed by the Registrant, to deregister all securities that remain unsold under such Registration Statements including, without limitation, shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”):

1.	Registration No. 333-204156, filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2015, registering securities issuable pursuant to the Amended and Restated 2015 Omnibus Incentive Plan;

2.	Registration No. 333-181547, filed with the Commission on May 18, 2012, registering securities issuable pursuant to the 2012 Equity Compensation Plan;

3.	Registration No. 333-152756, filed with the Commission on August 4, 2008, registering securities issuable pursuant to the Amended and Restated 2003 Knight Transportation, Inc. Stock Option Plan.

4.	Registration No. 333-126601, filed with the Commission on July 14, 2005, registering securities issuable pursuant to the 2003 Knight Transportation, Inc. Stock Option Plan.

5.	Registration No. 333-105718, filed with the Commission on May 30, 2003, registering securities issuable pursuant to the 2003 Knight Transportation, Inc. Stock Option Plan.

In connection with the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements. The Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona, on this 12th day of September, 2017.

KNIGHT TRANSPORTATION, INC., an Arizona Corporation

By:	/s/ David A. Jackson
	Name:	David A. Jackson
	Title:	President and Chief Executive Officer

By:	/s/ Adam Miller
	Name:	Adam Miller
	Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.